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                                                                  Exhibit 99(ii)
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           EXIGENT'S STI SIGNS $61.5 MILLION CONTRACT WITH U.S. NAVY
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     MELBOURNE FL, May 14, 1998 - Exigent International, Inc. (OTC Bulletin
Board: XGNT; CHX: XNT) reports that this latest contract award from the Naval Research Laboratory (NRL) is a continuation of the Company's long-standing commitment to the NRL. Exigent's subsidiary Software Technology, Inc. (STI) will provide software engineering support over a period of five years, in areas ranging from battlefield-critical applications to client/server financial information systems. This news release is additional detail subsequent to the release dated May 12, 1998.

     Exigent CEO Bernie Smedley said, "We are delighted that the Navy has again expressed its confidence in STI's abilities in such a positive way. We feel that this represents a validation of our core competencies and our commitment to customer satisfaction. The Company welcomes this continuation of our two-decade relationship with the NRL."

     Jack Daily, Exigent's Executive Vice-President and General Manager of Government Systems said, "STI looks forward to continuing our support of the many missions of the NRL, including the joint Navy/Commercial program, Naval EarthMap Observer, NASA projects, and other critical Navy space programs."

     Company managers at Exigent offices in Alexandria, Virginia reported that the initial Task Orders to begin work under the contract are already in hand.

     Exigent International, Inc. (www.xgnt.com) is a holding company, capitalizing on emerging high-technology opportunities. Subsidiaries are:
Software Technology, Inc. (STI), specializes in satellite command and control solutions. STI's flagship software product OS/COMET/TM/ controls the two largest constellations: the IRIDIUM(R) global communication system (more than 70 satellites aloft in its final form) and the well-known NAVSTAR Global Positioning System (GPS).

     FotoTag, Inc. develops innovative solutions to the problems of people and product tracking.

     Since 1978, we have served a number of Fortune 500 clients, and government agencies that include NASA, the USAF, and the Naval Research Laboratory (NRL).

     For Investor Relations, contact Don Riordan, CFO (don_riordan@xgnt.com). For general information, contact Dennis Lunder, VP Marketing
(dennis_lunder@xgnt.com) via E-mail or: 888/952-XGNT or 407/676-4510 (Fax).

      IRIDIUM(R) is a registered trademark and service mark of Iridium LLC.